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Exhibit 4.02
                              RIGHTS AGREEMENT

     THIS RIGHTS AGREEMENT ("Rights Agreement")is made and entered into effective the 31st day of December, 1998, by and between JFJ ECOSYSTEMS, LLC, a Missouri limited liability company ("JFJ"), and INDUSTRIAL ECOSYSTEMS, INC., a Utah corporation ("IEI"), and IEI CANADA, INC., an Ontario corporation ("IEI Canada").

                                  RECITALS

A. JFJ and IEI, through its wholly owned subsidiary, IEI Canada, are partners in ROP North America, LLC, a joint venture formed in March 1998 to transform organic waste into livestock feed (the "Joint Venture").

B. JFJ, IEI and IEI Canada have recently entered into a letter of intent, dated December 14, 1998 (the "Letter of Intent") wherein JFJ, IEI and IEI Canada propose a restructuring of the Joint Venture.

C. Pursuant to the terms and conditions of the Letter of Intent, JFJ, IEI and IEI Canada desire to set forth the definitive terms for the grant of certain rights contemplated by the Letter of Intent.

D. It is an express condition precedent to the consummation of the transactions contemplated by the Letter of Intent that the JFJ, IEI and IEI Canada enter into this Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Line of Credit. JFJ agrees to extend a $750,000 revolving line of credit to IEI (the "Line of Credit"). The Line of Credit shall be evidenced by a Credit Agreement, substantially in the form attached hereto as Exhibit A, and incorporated herein by this reference. The Line of Credit will bear interest at 6% per annum until December 31, 2000, at which time all funds advanced under the line of credit shall be due and payable in full. The Line of Credit shall be evidenced by a Master Promissory Note, substantially in the form attached hereto as Exhibit A-1, and incorporated herein by this reference. In connection with the Line of Credit, IEI will cause IEI Canada to pledge as security, IEI Canada's 50% membership interest in the Joint Venture. The pledge of IEI Canada's membership interest in the Joint Venture shall be evidenced by a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit A-2, and incorporated herein by this reference. In the event the Line of Credit is not timely repaid in full in accordance with the terms of the Credit Agreement, the Master Promissory Note, IEI Canada's membership interest in the Joint Venture shall be transferred to JFJ, in accordance with the terms of the Pledge and Security Agreement.

2. IEI and IEI Canada's Right to Merge. IEI and IEI Canada shall have the right on or prior to December 31, 2000, to merge the Joint Venture into IEI Canada through a share exchange, wherein IEI would issue to JFJ shares of IEI restricted common stock in exchange for JFJ's interest in the Joint Venture. The following are conditions that must be fulfilled prior to IEI and IEI Canada's exercise of its right to merge the Joint Venture into IEI Canada:

     (a) Repayment to JFJ of the outstanding principal and accrued interest on the Line of Credit;



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     (b)  Issuance of that number of shares of IEI restricted common stock that represents one-half (1/2) of the issued and outstanding shares (all classes) in IEI as of the Closing Date (as herein defined)having the effect of making JFJ the owner of one-third (1/3) of the total issued and outstanding shares of IEI's common stock on the Closing Date, but subject to dilution by the issuance of IEI common stock offered and sold to third parties after the Closing Date. The number of shares of IEI common stock issuable to JFJ has been set at 16,958,187 shares based on the Shareholder Analysis Report dated November 12, 1998, which report indicates that IEI has 33,534,514 shares of common stock and 381,860 shares of Class A common stock issued and outstanding. The final number of shares issuable to JFJ pursuant to the rights granted hereunder shall be reconciled up or down to take into account the number of shares actually issued and outstanding on the Closing Date based on the number reflected in consolidated statement of shareholders' equity contained in IEI's audited financial statements for the fiscal year ended December 31, 1998;

     (c) IEI shall grant to JFJ an option to purchase up to 2,190,500 shares of IEI restricted common stock at an exercise price of twenty-two and one-half cents ($0.225) per share. The exercise period of the option shall be for a period of five (5) years from the date of the merger and the option shall be granted substantially in accordance with the terms and conditions set forth in form of option attached hereto as Exhibit B, and incorporated herein by this reference. In the event neither IEI and IEI Canada nor JFJ exercise their right to merge prior to December 31, 2000, the option to be granted pursuant to this paragraph 2(c) shall terminate.

     In the event either IEI and IEI Canada or JFJ exercise their right to merge under the terms of this Rights Agreement, IEI shall grant to JFJ an option to purchase that number of shares of IEI restricted common stock equal to one-half (1/2) of all other options to purchase shares of IEI common stock granted by IEI to third parties after the Closing Date and prior to the date of merger (the "Additional Options"). The Additional Options shall be granted to JFJ on the same terms and conditions as those options granted to third parties. The right to JFJ for Additional Options is intended to preserve JFJ from subsequent dilution through the granting of options to third parties and shall be construed accordingly;

     (d) IEI shall have completed and filed with the Securities and Exchange Commission a Form 10-SB, General Form for Registration of Securities under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other periodic reports required to be filed under
Section 13 or 15(d) of the Exchange Act. (the "Periodic Reports"). The Periodic Reports shall contain all such information required to be provided therein, including but not limited to, audited and/or unaudited financial information for the periods indicated. All financial information contained in the periodic reports shall be prepared in accordance with generally accepted accounting principals;

     (e) The Board of Directors of IEI shall be duly authorized and elected pursuant to a vote of the IEI shareholders at a special or annual meeting of the IEI shareholders;

     (f) After giving effect to the merger, the surviving entity, shall agree to affirm and assume any unpaid Joint Venture obligations to Joint Venture members or third parties, including, but not limited to (i) a promissory note in the principal amount of $50,000, payable to IEI; (ii) a promissory note in the principal amount of $50,000, payable to JFJ; and (iii) a promissory note

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in the principal amount of $100,000, payable to John P. Crowe & Co.  These promissory notes and the other obligations affirmed and assumed shall be paid in accordance with their terms; and

     (g) For purposes of this Agreement, the Credit Agreement, the Master Promissory Note and the Pledge and Security Agreement, the Closing Date shall be December 31, 1998.

3. JFJ's Right to Merge. JFJ shall have the right on or prior to December 31, 2000 to merge the Joint Venture into IEI Canada through a share exchange, wherein IEI would issue to JFJ shares of IEI restricted common stock in exchange for JFJ's interest in the Joint Venture. In consideration for JFJ exercising its option to merge the Joint Venture into IEI Canada, JFJ shall receive that number of shares of IEI restricted common stock that represents one-half (1/2) of the issued and outstanding stock in IEI on the Closing Date.

     The following are conditions that must be fulfilled prior to JFJ's exercise of its right to merge the Joint Venture into IEI Canada:

     (a) JFJ shall have received the option to purchase up to 2,190,500 shares of IEI restricted common stock at an exercise price of twenty-two and one-half cents ($0.225) per share, as specified in paragraph 2(c) of this Rights Agreement and set forth in Exhibit B;

     (b) As further consideration, IEI shall grant to JFJ an option to purchase that number of shares of IEI restricted common stock equal to one-half (1/2) of all other options to purchase shares of IEI common stock granted by IEI to third parties after the Closing Date and prior to the date of merger. The method of exact determination of the number of shares and Additional Options issued pursuant to JFJ's exercise of its right to merge is the same method as provided above in paragraphs 2(b) and(c) of this Rights Agreement.

     (c) JFJ shall forgive the outstanding principal and accrued interest borrowed by IEI under the Line of Credit (or assign its interest as the Creditor in the Line of Credit to the Joint Venture prior to exercising its right to merger if such assignment is more favorable to JFJ for tax purposes).

     (d) JFJ and John P. Crowe & Co. shall not be required to forgive the $150,000 loans to the Joint Venture which notes shall be repaid by the merger survivor in accordance with their terms; provided, however that JFJ shall release its security interest in the Joint Venture assets if JFJ exercises its right to merge. JFJ shall also cause John P. Crowe & Co. to release its security interest in the Joint Venture assets in the event JFJ exercises its right to merge.

     (e) If IEI shareholder approval is required for the issuance of the IEI shares of common stock to JFJ hereunder, and such approval is not obtained by IEI, then IEI shall pay JFJ liquidated damages equal to the number of shares of IEI common stock to which JFJ would have been entitled multiplied by the average of the closing price for the IEI common stock for the five (5) trading days immediately preceding the day JFJ exercises its right to merge.

4.    Registration Rights.

     4.1 Definitions. As used in this Rights Agreement, the following terms shall have the meanings set forth below:

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          (a)  Commission shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (b) Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (c) Registrable Securities shall mean shares of IEI restricted common stock issued or issuable to JFJ pursuant to the exercise of the right to merge set forth in paragraphs 2 or 3 of this Rights Agreement.

          (d) The terms register, registered and registration shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

          (e) Registration Statement shall mean a registration statement filed by the Company on Form S-4 of the Securities Act.

          (f) Securities Act shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

     The Company agrees to register or qualify the Common Stock for sale as follows:

     4.2 At such time as IEI or JFJ exercises its right to merge pursuant to paragraphs 2 or 3 of this Rights Agreement, the Company shall use its best efforts to file a Registration Statement under the Securities Act for the public sale of the shares of IEI common stock issued in exchange for JFJ's membership interest in the Joint Venture. Notwithstanding any provision to the contrary contained herein, IEI shall not be required to register the offer and sale of the common stock if IEI's counsel is of the opinion that registration is not required in order to dispose of the common stock as proposed.

     4.3 JFJ (and its members) shall provide IEI with all information relating to such sale and on which IEI shall be entitled to rely and to include such information in any such registration statement. All sales pursuant to any such registration statement shall be made in accordance with the Securities Act and the Securities Exchange Act, and IEI shall not be required to include any shares of common stock in any registration statement until it has received written assurances satisfactory in the form and substance to IEI from JFJ that such sales shall be so conducted.

     4.4 All expenses incurred by IEI in complying with the registration requirements hereof (except fees, discounts, commissions, or similar expenses to be incurred in connection with the sale of the common stock) shall be borne by IEI.

     4.5 In connection with the filing of any registration statement under this section, IEI covenants and agrees that it will take all necessary action which may be required in qualifying or registering the common stock included in the registration statement for the offer and sale under the securities or blue sky laws of such states as may be reasonably requested by JFJ (and its members); provided, that IEI shall not be obligated to qualify as a foreign corporation to do business under the laws of such jurisdiction.

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5.  IEI's Right of First Refusal on Joint Venture Borrowing.  IEI and IEI
Canada, are hereby granted a right of first refusal to provide financing to the Joint Venture through December 31, 2000. Before borrowing any money from a third party or a related entity, the Joint Venture shall provide IEI and IEI Canada with notice of a bona fide financing proposal specifying the terms and security that will govern the borrowing, including the name of the proposed lender. IEI and IEI Canada shall have the right to loan funds to the Joint Venture on the terms proposed by providing the Joint Venture notice of acceptance within ten (10) days of receipt of the funding proposal. The Joint Venture shall be free to borrow on the proposed terms from the proposed lender absent timely receipt by the Joint Venture of notice of acceptance from IEI.

6. Restriction on Joint Venture Activities. From and after the Closing Date IEI Canada and JFJ agree each will (i) carry on the business of the Joint Venture in substantially the same manner as it has heretofore; (ii) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;
(iii) use its best efforts to maintain and preserve the business organization of the Joint Venture intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers; (iv) duly and timely file for all taxable periods ending after the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of the Joint Venture and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the Closing Date and ending on the on December 31, 2000; (v) fully comply with and perform in all material respects all obligations and duties imposed on the Joint Venture by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities; and (vi) not enter into or amend any material contract, agreement, or other instrument of any of the types, except may be entered into or amended in the ordinary course of business.

7. Access to Financial Statements. After the Closing Date, IEI, IEI Canada and JFJ (the latter two parties on behalf of the Joint Venture) will afford to the other party's officers and authorized representatives full access to the financial books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of IEI, IEI Canada or the Joint Venture and will furnish the other party with such additional financial information as each party shall from time to time reasonably request. All financial information will be prepared in accordance with generally accepted accounting principles.

8. Conditions Precedent to Obligations of IEI and IEI Canada. The obligations of IEI and IEI Canada under this Rights Agreement are subject to the delivery by JFJ, at or before the Closing Date, of the following:

     8.1 Manager's Certificate. IEI and IEI Canada shall have been furnished with a certificate dated the Closing Date and signed by the manager of JFJ to the effect that to the manager's best knowledge no litigation, proceeding, investigation, or inquiry is pending or threatened against JFJ which might result in an action to enjoin or prevent the consummation of the transaction contemplated by this Rights Agreement. Furthermore, based JFJ's own documents and information, the certificate shall represent, to the best knowledge of the manager that:

          (a) This Rights Agreement has been duly approved by JFJ's manager and members and has been duly executed and delivered in the name and on behalf of JFJ by its manager pursuant to, and in compliance with, authority granted to the manager by JFJ's members;
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          (b)  All conditions precedent required by this Rights Agreement have been met, satisfied, or performed by JFJ;

          (c) JFJ shall have obtained a certificate of good standing from the Secretary of State of Missouri, dated as of the date within ten (10) days prior to the Closing Date, certifying that JFJ is in good standing as a limited liability company in the State of Missouri.

          (d) IEI and IEI Canada have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as IEI and IEI Canada may reasonably request.

     8.2 Opinion Letter. JFJ shall have furnished to IEI an opinion of counsel satisfactory to IEI, dated the Closing Date, to the effect generally that JFJ is duly organized, has power and authority to execute the definitive agreements contemplated under the terms of the Letter of Intent and that such agreements are binding and enforceable without its members approval.

9. Conditions Precedent to Obligations of JFJ. The obligations of JFJ under this Rights Agreement are subject to the delivery by IEI and IEI Canada, at or before the Closing Date, of the following:

     9.1 Officer's Certificates. JFJ shall have been furnished with certificates dated the Closing Date and signed by an officer of IEI and IEI Canada to the effect that to the Officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or threatened against IEI and IEI Canada which might result in an action to enjoin or prevent the consummation of the transaction contemplated by this Rights Agreement. Furthermore, based IEI and IEI Canada's own documents and information, the certificates shall represent, to the best knowledge of the officer that:

          (a) This Rights Agreement has been duly approved by the board of directors of IEI and IEI Canada and has been duly executed and delivered in the name and on behalf of IEI and IEI Canada by its authorized representative pursuant to, and in compliance with, authority granted to the representative by IEI and IEI Canada's board of directors;

          (b) All conditions precedent required by this Rights Agreement have been met, satisfied, or performed by IEI and IEI Canada;

          (c) IEI and IEI Canada shall have obtained certificates of good standing from the Secretary of State of Utah and the Province of Ontario, Canada, respectively, dated as of the date within ten (10) days prior to the Closing Date, certifying that IEI is in good standing as a corporation in the State of Utah, and that IEI Canada is in good standing as a corporation in the Province of Ontario.

          (d) JFJ has received such further documents, certificates, or instruments relating to the transactions contemplated hereby as JFJ may reasonably request.

     9.2 Opinion Letter. IEI and IEI Canada shall have furnished to JFJ opinions of counsel satisfactory to JFJ, dated the Closing Date, to the effect generally that IEI and IEI Canada are duly organized, have power and authority to execute the definitive agreements contemplated under the terms of the Letter of Intent and that such agreements are binding and enforceable without shareholder approval, but reserving an opinion whether issuance of the IEI common stock to JFJ might require subsequent IEI shareholders' approval.
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10.  Governing Law.  The laws of the state of Missouri shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

11. Consent to Jurisdiction and Venue. In the event of any breach, threatened breach or other dispute between the parties under this Rights Agreement, the parties agree that the United States District Court for the Western District of Missouri shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the Jackson County Circuit Court shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for such proceedings and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

12. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or, if sent by facsimile transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid telegram addressed as follows:

If to:  JFJ ECOSYSTEMS, LLC       If to:  INDUSTRIAL ECOSYSTEMS, INC.
        Attn:  John P. Crowe              Attn:  President
        1015 West 54th Street             450 Dondee Way, Suite 10
        Kansas City, MO  64112            Pacifica, CA  94044
        Fax No: (816) 361-2210            Fax No.: 650-355-4517

and:    SEIGFREID, BINGHAM, LEVY,    and: TAYLOR AND ASSOCIATES , INC.
            SELZER & GEE
        Attn: Kevin Connor, Esq.          Attn: Elliott N. Taylor, Esq.
        911 Main Street, Suite 2800       3090 East 3300 South, Suite 400
        Kansas City, MO  64105            Salt Lake City, UT  84109
        Fax No: 816-474-3447              Fax No: 801-463-6085

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission or other electronic communication, three days after the date so mailed, or one day after the date so telegraphed or sent by overnight delivery.

13. Further Action. The parties shall execute and deliver all documents or instruments, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of this Rights Agreement.

14. Binding Effect Upon Successors. This Rights Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, legal representatives, and assigns; provided, that this provision shall not be construed as permitting assignment, substitution, delegation, or other transfer of rights or obligations, except strictly in accordance with the provisions of the other sections of this Rights Agreement.

15. Severability. In the event that any condition, covenant, or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder

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of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant, or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

16. Exhibits. All exhibits annexed to this Rights Agreement and any documents to be delivered herewith are expressly made a part of this Rights Agreement as fully as though completely set forth in it. All references to this Rights Agreement, either in the Rights Agreement itself or in any of such writings, shall be deemed to refer to and include this Rights Agreement itself or in any of such exhibits or writings. Any breach of or default under any provision of any of such writing shall, for all purposes, constitute a breach or default under this Rights Agreement and all other such writings.

17. Attorneys' Fees. Should either party take any legal action to enforce any of the terms or provisions of this Agreement, or any costs are incurred by reason of breach or default in any of the covenants, representations, warranties, terms, or conditions of this Agreement, the non-defaulting party shall be entitled to recover any costs, including attorneys' fees incurred in enforcing the obligations of the other party under the terms of this Agreement or in collecting any judgment that may be entered.

18. Time of Essence. Time is of the essence in the performance of the duties, covenants, or obligations of the parties under the terms of this Agreement.

19. Facsimile Transmission. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of any party hereto, the parties will confirm facsimile transmitted signatures by signing an original document.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Rights Agreement as of the date first above written.

JFJ ECOSYSTEMS,  LLC                    INDUSTRIAL ECOSYSTEMS, INC.

By /s/John P. Crowe, Manager            By /s/Walter Kolbe, President


IEI CANADA, INC.

By /s/Walter Kolbe, President